EXHIBIT 99.1

Quanex Announces Chief Financial Officer to Leave at End of 2005

HOUSTON, Nov. 15, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components serving the vehicular products and building products markets, announced today that Terry A. Murphy, Senior Vice President -- Finance and Chief Financial Officer has decided to leave Quanex on December 31, 2005, to accept a position at another NYSE listed company.

"Terry has been a valued member of our senior leadership team and we appreciate his contributions during his tenure at Quanex," said Raymond A. Jean, Quanex chairman and chief executive officer. "We wish him continued success in his future endeavors and thank him for helping us ensure that an orderly transition takes place."

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
          713-877-5327

          Valerie Calvert
          713-877-5305